Exhibit 4.13
Consent of Davies Ward Phillips & Vineberg LLP
To:   The Directors of Fronteer Development Group Inc.
     We hereby consent to the reference to our name and opinions contained under “Legal Matters”, “Experts” and “Certain Canadian Federal Income Tax Considerations” in the Circular accompanying the Offer dated January 23, 2009 made by Fronteer Development Group Inc. to the holders of Common Shares of Aurora Energy Resources Inc. and in the registration statement on Form F-8 filed with the United States Securities and Exchange Commission.

Toronto, Ontario	(signed) Davies Ward Phillips & Vineberg LLP
January 23, 2009	Davies Ward Phillips & Vineberg llp